UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 14, 2010, Orthofix International N.V. (the “Company”) committed to a global reduction in workforce in connection with its implementation of an internal reorganization. The internal reorganization is designed to streamline operations within its three Global Business Units: Spine, Orthopedics and Sports Medicine. The reduction in global workforce, which will reduce the Company’s total work force by approximately five percent (5%), is designed to further improve the Company’s operating efficiency and reduce redundancies. The Company expects to incur total severance and other pre-tax charges of approximately $4.0 million ($2.4 million net of tax) during the fourth quarter of 2010 in connection with the reduction in force.

Item 7.01.	Regulation FD Disclosure.

On December 15, 2010, the Company issued a press release, among other things, revising guidance for the fourth quarter of 2010 to reflect certain charges related to the reduction in workforce described above, and the settlement on December 15, 2010 of the Company’s existing patent litigation with NuVasive, Inc. (NuVasive). In connection with the settlement, Orthofix will record a charge of $2 million ($1.2 million net of tax) in the fourth quarter of 2010, and be required to make certain royalty payments to NuVasive in the future in connection with the sale of the Company’s Trinity® Evolution™ allograft product. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press release of Orthofix International N.V. dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/S/ ROBERT S. VATERS
Robert S. Vaters
Executive Vice President and Chief Financial Officer

Date: December 15, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Orthofix International N.V. dated December 15, 2010